EXHIBIT 99.1

Global Innovation Corp

FOR IMMEDIATE RELEASE
December 7, 2006

GLOBAL INNOVATION CORP RECEIVES
$2.5 MILLION, TWO YEAR SUPPLY CONTRACT FROM AMX

WYLIE, Texas, December 7, 2006 - Global Innovation Corp (OTC Bulletin Board: GINV), a leading Electronic Manufacturer Services (EMS) company which designs, engineers and manufactures technologically advanced printed circuit boards, announces it has received a $2.5 million, two year supply contract from AMX, LLC Richardson, Texas .

AMX is a worldwide leader in advanced control and automation technology for commercial and residential markets. Brad J Peters, Vice President and Chief Financial Officer of Global Innovation Corp said, "We are extremely excited about this agreement with AMX. The opportunity to partner with them at this level is further evidence that our customers believe in the solutions we can provide. Global Innovation continues to expand its off-shore sourcing capability which is evidenced by this 2 year, $2.5 million supply chain agreement. We have a very talented and innovative team in place and this contract further demonstrates continued customer acceptance of our capabilities to provide our customers with a unique suite of supply chain services and solutions. We continue to build momentum at the end of 2006 and look forward to an exciting 2007."

About Global Innovation Corp (formerly Integrated Performance Systems, Inc.)

Global Innovation Corp is a leading Electronic Manufacturer Services (EMS) company through its wholly owned subsidiary Best Circuit Boards, Inc., designs, engineers and manufactures technologically advanced printed circuit boards.  Our customers are generally high-end commercial companies, the military and military suppliers.  The commercial markets are typically characterized by time-sensitive, high technology prototypes and short product life cycles.  The military markets require special certifications and are characterized by high reliability and advanced technology and in many cases are formalized by long-term contracts. Our principal products are complex multi-layer printed circuit boards, including antenna and metalback radio frequency circuit boards.  Printed circuit boards serve as the basis and foundation for electronic equipment.  The circuit boards we produce are sold through direct sales people and manufacturer's representatives to a variety of commercial and military markets.  The commercial markets and their applications include power systems, telecommunications, computer hardware, consumer electronics, instrumentation and controls.  The military applications for our products include satellite communications, avionics, missiles, smart bombs, defense systems, radar detection and test equipment.

For More Information, Contact

Brad J. Peters, Vice President and Chief Financial Officer
1-800-303-9266
Visit the Company's website at www.globalinnovationcorp.com

Jim Drewitz, Investor Relations
Creative Options Communications
972-355-6070 / jdrewitz@comcast.net

Certain statements contained herein with respect to factors which may affect future earnings, including management's beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. For more details on risk factors, see the company's annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and other filings with the Securities and Exchange Commission.

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